FY 2016 Q1 Earnings Release Conference Call Transcript
September 24, 2015

This transcript is provided by NIKE, Inc. only for reference purposes. Information presented was current only as of the date of the conference call, and may have subsequently changed materially. NIKE, Inc. does not update or delete outdated information contained in this transcript, and disclaims any obligation to do so.

PRESENTATION

Operator:

Good afternoon, everyone. Welcome to NIKE's fiscal 2016 first quarter conference call. For those who need to reference today's press release, you'll find it at investors.nike.com. Leading today's call is Kelley Hall, Vice President, Corporate Finance and Treasurer.

Before I turn the call over to Ms. Hall, let me remind you that participants on this call will make forward-looking statements based on current expectations, and those statements are subject to certain risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties are detailed in the reports filed with the SEC including Forms 8-K, 10-K, and 10-Q. Some forward-looking statements concern future orders that are not necessarily indicative of changes in total revenues for subsequent periods due to mix of Futures and at-once orders, exchange rate fluctuations, order cancellations, changes in the timing of shipments, discounts and returns which may vary significantly from quarter-to-quarter.

In addition, it is important to remember a significant portion of NIKE, Inc.'s continuing operations, including equipment, NIKE Golf, Converse, and Hurley, are not included in these Futures numbers.

Finally, participants may discuss non-GAAP financial measures, including references to wholesale equivalent sales. References to wholesale equivalent sales are only intended to provide context as to the overall current market footprint of the brands owned by NIKE, Inc. and should not be relied upon as a financial measure of actual results. Participants may also make references to other non-public financial and statistical information and non-GAAP financial measures. Discussion of non-public financial and statistical information and presentations of comparable GAAP measures and quantitative reconciliations can be found at NIKE's website, investors.nike.com.
Now I'd like to turn the call over to Kelley Hall, Vice President, Corporate Finance and Treasurer.

Kelley Hall, Vice President, Treasury and Investor Relations:

Thank you operator.Hello, everyone, and thank you for joining us today to discuss NIKE's fiscal 2016 first quarter results. As the operator indicated, participants on today's call may discuss non-GAAP financial measures. You will find the appropriate reconciliations in our press release, which was issued about an hour ago, and at our website, investors.nike.com.

Joining us on today's call will be NIKE, Inc. President and CEO, Mark Parker; followed by Trevor Edwards, President of the NIKE Brand; and finally, you'll hear from our new Chief Financial Officer, Andy Campion, who will give you an in-depth review of our financial results. Following their prepared remarks, we will take your questions. We would like to allow as many of you to ask questions as possible in our allotted time, so we would appreciate you limiting your initial questions to two. In the event you have additional questions that are not covered by others, please feel free to re-queue and we'll do our best to come back to you. Thank you for your cooperation on this.

Now I'll turn the call over to NIKE, Inc. President and CEO, Mark Parker.

Mark Parker, President & Chief Executive Officer, NIKE, Inc.:

Thank you, Kelley, and hello, everyone.

Before I move into a discussion on our business, I want to take a moment to introduce our new Chief Financial Officer, Andy Campion. As you know, Don Blair retired from the CFO role as of July 31, and I'm happy to formally welcome Andy into his new role. Andy has been a key member of the NIKE leadership team for the past eight years and brings to his new role both a passion for the brand, and a commitment to driving shareholder value. You'll hear from Andy at the end of the call to discuss our results in detail, but let me start with a few of my thoughts as we begin the new fiscal year.

Last year at this time, I talked about our focus on three key areas; the depth of our relationships with our athletes and consumers; our fast-paced culture of innovation; and the power of our portfolio. We strengthened all of these areas throughout last year and we delivered tremendous results. In Q1, we carry that momentum forward with an outstanding start to fiscal year 2016.

Let's take a look at the highlights from the first quarter. NIKE, Inc. revenues grew 5% to $8.4 billion despite significant FX headwinds. On a currency neutral basis, NIKE, Inc. revenues grew 14%. Gross margin expanded 90 basis points to 47.5% and earnings per share increased 23% to $1.34.

Ultimately, NIKE continues to succeed because of the deep relationships we have with the athlete and the consumer, relationships we know we must earn every day. And we have a thoughtful long-term growth plan which we continue to execute at the highest level. We invest in our biggest opportunities and we've built a diversified portfolio to give us the flexibility to pull the right levers at the right time to maximize growth.

Our powerful portfolio of categories, geographies, brands, and channels across Men's, Women's, and Young Athletes is one of our greatest competitive advantages and we continue to see new ways to unlock growth all over the world. And while we're not immune to the macroeconomic challenges that all businesses are facing, we are best positioned and best resourced to navigate the short-term and thrive for the long-term. NIKE is on a relentless pace and we have no intention of slowing down. Leveraging our portfolio is one way we sustained growth. The other, of course, is through innovation. We showed the power of our scale this quarter as we share technologies from one category to another and from one brand to another. This is how innovation can create separation, and this is something only NIKE can do.

Just a couple of quick highlights; in footwear we launched the Pegasus 32 in June 2015, which featured high-performance Zoom Air technology. It delivers highly responsive cushioning and lightweight support to help athletes achieve their fastest run. In the Jordan Brand, we introduced the Super.Fly 4 with FlightSpeed technology, offering lightweight comfort and impact protection.

In performance apparel, we just announced two new technologies that solve for temperature regulation in completely new ways: Therma-Sphere Max, a composite material designed for lightweight warmth and mobility for outdoor training; and then AeroReact, an adaptive material that reacts to the heat and moisture of the body. The fibers of the fabric open up when they get wet and they close as they dry out again, offering both active cooling and warmth all in one layer.

Going forward, you can expect to see further acceleration in our innovation agenda for performance apparel as we look ahead to the Summer Olympics in Rio and beyond, so stay tuned for more on that later in the year.
And in sportswear apparel, we delivered our latest silhouettes of Tech Fleece for men and women. Over the past several seasons, NIKE Tech Pack is creating great demand for premium lifestyle apparel with technical performance innovation.

A great example of leveraging innovation across multiple dimensions of our business is reflected in Hurley, Jordan, and Converse utilizing NIKE technology to create exciting new concepts of their own. Hurley once again applied a footwear innovation to their industry leading Phantom Elite board short, this time using NIKE Magwire, a dynamic stability support system for a lock-down fit in the waistband.
The Jordan Brand continued to bring its unique perspective to training with the FLIGHTFLEX Trainer 2 and its NIKE Free inspired natural motion midsole. Looking ahead, we see tremendous opportunity for the Jordan Brand to transcend its core basketball positioning into new areas of growth.

And finally, the legendary Chuck Taylor All Star received a performance innovation boost, adding a NIKE Lunarlon sockliner, a padded collar, and breathable liner to the Converse classic. The Chuck Taylor All Star II brought new comfort details but stayed true to the silhouette that Chuck fans know and love. The potential for Converse has never been greater as we continue to expand globally and further diversify this great brand.

These are just a few of the examples that show how we take our best ideas and accelerate them across our categories and brands to serve our consumers and drive growth.

As you've heard me say many times, innovation at NIKE goes beyond product, and digital is a great example. Digital is an accelerator throughout NIKE. It is a platform that enables new ways of working and new methods of manufacturing. It drives how we connect with consumers, how we serve them, and how we engage with one another. It helps us fuel our growth by serving our consumers whenever they want NIKE product for any sport all over the world.

Our digital eco-system delivers a connected growing community; personal real-time engagement; and easier access to the product they love, head to toe. We stand alone because we connect all three to give the most holistic, premium experience to the consumer. And when we serve the consumer better through digital, we drive growth. Just to look at this quarter's revenue for e-commerce business, it's up an incredible 46% on a constant currency basis, with robust growth across all of our geographies. We also saw strong conversion and increased traffic, particularly on mobile.

Our Q1 results clearly demonstrate our ability to continue to drive sustainable, profitable growth. And while we feel great about the last 90 days, we remain laser-focused on continuing this momentum over the balance of the fiscal year and beyond.

The rest of Fiscal 2016 is filled with important sports moments: the Super Bowl, the NBA All-Star weekend, Euro Champs, and of course, the lead up to the Rio Olympics. Every one of them is an opportunity for NIKE, an opportunity to innovate for the athlete, to inspire the consumer, and to grow the business. And just like the athletes we serve, these opportunities compel us to keep raising the bar because in the end the power of NIKE lies not only in our ability to see the future, but to create it. And you can expect us to continue to do just that.
So thanks, and now here's Trevor.

Trevor Edwards, President, NIKE Brand:

Thank you, Mark.

It's a new fiscal year, but the strong results continue for the NIKE Brand. Q1 proved yet again the sustained power of the category offense. As we've said, the category offense drives deep and meaningful relationships with consumers. This provides us with great insights to create innovative products, rich services, and inspiring experiences that our consumers love.

For the quarter, on a constant currency basis, NIKE Brand revenue grew 15%, with double-digit growth across nearly every geography and most key categories. NIKE Brand DTC revenue increased 21%, driven by new store expansion, continued strong growth in online sales, up 46%, and comp store growth of 7%. And we are very pleased with Global Futures up a strong 17%. Clearly, the Category Offense continues to drive growth around the world, and it remains the foundation of our strategy as we look ahead. As always, we use the power of our vast portfolio to target the best growth opportunities for the brand. And what gives us that flexibility is the breadth and depth of our category expertise.

To see these dynamics in action, let's first take a look at running. Our obsession with speed has driven us for years, so we never settle, always looking to shave off that extra second. This relentless focus on innovation can be seen in the momentum of our Zoom Air technology. Propelling the runner forward with an ultra-responsive step, Zoom Air technology drives key products styles like our Pegasus 32, Vomero 10, and the Elite 8.

In Q1, Zoom helped ignite our global community of runners through a special event we called the “Fastest Day on Earth”, in which we challenged runners to run their fastest mile ever. The event concluded with NIKE celebrating each runner's fastest mile with a personalized video that included the runner's name, mile time, and clips from their route using Google Street View. This storytelling saw excellent response, reaching millions of consumers across social media.

Looking at performance apparel, we continue to build on the growth momentum of NIKE Dri-FIT. We launched the Contour running top, which features zoned breathability for increased comfort and mobility. And to further express the runners' love of the sport, our running inspired sportswear styles also continued to resonate. Two decades after its introduction, we celebrated the Air Max 95 by releasing the original silhouette and we brought it into the future with new technologies in the Air Max 95 Ultra.

Another strong growth driver in Q1 was our women's business with revenue growing double-digits. We launched the highly anticipated Training Shoe, the Metcon One for women, which offers just a hint of what's to come in training. We continue to lead with key apparel styles such as the Dri-FIT Knit, Bras, and NIKE Pro Tights, all of which are important drivers for this business. And sportswear delivered strong growth with footwear styles like the Roshe and the entire Air Max platform, which continues to be very popular with women. In addition to delivering innovative new product to the market, we also remained focused on creating compelling retail executions for her, both through our own DTC and with our wholesale partners.

The rollout of premium and elevated doors throughout the globe continues to drive this important business as highlighted by the ongoing success of Foot Locker's ”six-0-two” executions and the launch of the Chelsea Collective doors with DICK'S Sporting Goods. The success we're seeing in Women's is truly comprehensive as all facets of the business continue to excel from products to services from footwear to apparel and across sports and throughout the entire athlete's life. We are excited about the future of the Women's business. With the shift towards – the global shift towards the health and fitness as part of her lifestyle, we see tremendous opportunity for years to come.

Now let's shift on to a few of our key geographies. North America had another great quarter with revenues up 9% and Futures up 15%. This geography continues to drive strong growth across nearly all key categories. Time and time again, even though this is our most developed market, North America proves that the right strategies can drive consistent profitable growth. The energy of our brand in North America is clear with continued strong demand across our executions with wholesale partners such as DICK'S Sporting Goods, Foot Locker, and Finish Line.
We continue to serve this consumer through our amplified strategy delivering both performance and lifestyle products. At the same time, we continue to work to effectively manage the flow of inventory in North America, including the impacts of the West Coast port congestion from earlier this calendar year. While the flow of product from the port has now returned to normal, we are working to efficiently clear excess inventory to keep our inline channel healthy.

In addition, we have recently expanded our North American distribution center and are working to bring this new capacity fully online. We expect both these efforts to be complete by the end of Q3 and inventory levels in North America to normalize at that time. Ultimately, our confidence in the category offense in North America gives us the roadmap to continue to unlock growth opportunities, both this year and far into the future.

Now let's turn to Western Europe. Q1 revenue grew 14% driven by growth in all territories and nearly all key categories. This growth continues to be fueled by the transformation of the marketplace along the category offense. This work includes elevated executions at Intersport, the new Oxford Street's location with JD Sports in London, and the expansion of the House of Hoops with Foot Locker in Berlin. And our own DTC continues to perform very well, delivering 31% growth in Q1. By being both deliberate and aggressive, we lead the market as Western Europe's most desired sports brand. We're excited about what the future holds as we execute our Complete Offense in Western Europe.

Now on to the Emerging Markets, which delivered strong Q1 results with revenue up 19%, driven by strong growth in Mexico and most key categories. The improvement we've seen in Mexico contributed significantly to the overall results in the geography as we see the benefit of investing in and elevating our distribution. For example, we launched the “House of Her” in Mexico City, a product showcase supported by great service, experience, and community. Also, prominent marketplace executions with partners such as Liverpool, which is Mexico's largest department store and InnovaSport are also performing well. As these new doors prove by elevating the marketplace, we grow the market in key geographies and territories. Overall, we believe we are now well-positioned to drive profitable, long-term growth in Mexico.

In Brazil, revenue was flat, an improvement in trend and market share, but still reflective of the continued challenges in the macroeconomic landscape. That said, we continue to focus on our strategy of resetting the marketplace along the category offense. By focusing on differentiating our points of distribution and creating more compelling consumer experiences at retail and online, we drive increased productivity and profitability for NIKE and our wholesale partners. Overall, we continue to see tremendous growth potential for the Emerging Markets long-term and are confident that we are executing the right strategies to realize that potential in this important geography.

Finally, in greater China, revenue was up an amazing 30%, tremendous growth that again proves more than ever the success of our strategies. These gains were driven by strong performance across nearly all key categories, including Sportswear, Running, and Basketball. For our wholesale partners like Belle, the doors that have been re-profiled continue to outperform the rest of the fleet, driving expanded productivity and profitability.

We also saw a strong growth from our DTC business, driven by comp store sales increases and an acceleration in our e-commerce business. It was a very active quarter for China in sport as Beijing hosted the Track and Field World Championships in which athletes wearing NIKE footwear dominated, taking home the majority of medals awarded. And throughoutQ1, athletes like LeBron James, Kobe, Anthony Davis, and Paul George all participated in NIKE Basketball events throughout China, connecting with thousands of consumers through their shared passion of the sport. And just two days ago, we announced that Michael Jordan will travel to Shanghai in mid-October to celebrate the 30th anniversary of the Air Jordan franchise. All told, the incredible growth we saw in China this quarter reflects our ongoing efforts to align the marketplace to the category offense, a strategy that we expect will drive growth in this critical geography for many years to come.

In the end, the NIKE Brand started the new fiscal year with energy throughout the entire portfolio of geographies and categories, and we expect to leverage this energy going forward because at NIKE the opportunities offered by our complete offense are limitless across Men's, Women's, and Young Athletes, and across categories, geographies, product types, and also marketplaces. Fiscal year 2016 promises to be another year where the choices and investments we make propel us to serve the athlete with even more premium products, services, and experiences. While we may be just out of the blocks in quarter one, we are already in full sprint towards a year of continued growth for this brand and this company.

Thanks. And now on his first earnings call is NIKE's new CFO. Here's Andy.

Andy Campion, Executive Vice President & Chief Financial Officer:

Thank you, Mark and Trevor, and hello to our stakeholders on the call. I've had the pleasure of meeting many of you over the last several years and I very much look forward to deeper engagement over time. With this being my first earnings call, I'd like to take a moment to reinforce a few of our longstanding guiding principles, and also briefly touch on how we will continue to evolve and innovate.

Our primary financial objective has been, and will continue to be, delivering extraordinary value to our shareholders. Delivering value to shareholders is first and foremost a function of creating value for consumers. As consumer expectations continue to accelerate, NIKE will evolve and innovate to exceed those expectations. At NIKE, innovation is in our DNA. That applies to all dimensions of our business from the products and services that we deliver to consumers to the operating and business models that we employ. That is what we call being on the offense always.

As we create value for consumers, we will continue to capture that value through disciplined and consistent financial management. NIKE knows how to grow. We're also deeply committed to ensuring that our growth is profitable, sustainable, and capital-efficient over the long term. We do that through robust gross margin management, continually enhancing the productivity of our resources, and investing surgically and strategically in those opportunities with the highest potential for return.

Finally, as we create value for consumers and we capture that value financially, we will also deliver that value to shareholders through capital management, risk management, and consistently increasing our cash returns through both share repurchases and dividends.

Having worked very closely with Mark, Trevor, and my predecessor, Don, since joining NIKE in 2007, I'm deeply invested in the strategies that have fueled our strong performance to date. And I believe we have tremendous potential to grow and create value for both consumers and shareholders over the long term. As we say at NIKE, There is No Finish Line.

Our Q1 financial performance and outlook for the balance of the year reflect both the value we are creating for consumers and the principles that we apply to financial management, so I'm very pleased to share our results in more detail. Q1 reported revenue for NIKE, Inc. increased 5% and grew 14% on a currency-neutral basis. The NIKE Brand grew 15% on a currency-neutral basis and Converse grew 3%. Growth in the NIKE Brand was broad-based and strong across all geographies and nearly all categories.

Also on a currency-neutral basis, NIKE Brand Futures orders grew 17%, driven by an 11% increase in units and a 6% increase in average selling prices. Our Futures growth reflects continued strong demand and healthy pull markets across the NIKE Brand portfolio. All geographies grew double digits except emerging markets, which grew 6%. On a reported basis, Futures grew 9%, reflecting a stronger U.S. dollar against nearly all international currencies.

Q1 diluted EPS grew 23% to $1.34 despite significant FX headwinds. Our EPS growth was driven by strong topline growth and effective financial management across all levers of the business. Gross margin expanded 90 basis points to 47.5%, primarily driven by higher average selling prices and continued strong growth in our higher-margin Direct-to-Consumer business, partially offset by higher product input costs and warehousing.

Q1 demand creation declined 7%, reflecting favorable comparisons against higher investment in the World Cup in the first quarter of fiscal 2015.

Operating overhead increased 10% for the quarter, driven by variable costs associated with continued strong growth in our DTC business and targeted investments in consumer-focused digital capabilities and operational infrastructure.

Our effective tax rate was 18.4% for Q1, lower than prior year, primarily due to an increase in the proportion of earnings from operations outside of the U.S. which are generally subject to a lower tax rate as well as certain non-recurring items that were recognized in the first quarter.

As of August 31, inventories were up 10%, primarily to support strong demand across our business. Overall, inventories continued to be healthy around the globe. However, as Trevor discussed, we do expect inventories in North America to be somewhat elevated for the next two quarters, and we anticipate there will be an impact on gross margin in the near term as we work to clear excess inventory.

Now let's take a look at our performance by segment. North America delivered another strong quarter with 9% revenue growth on a currency-neutral basis, driven by strength in nearly every key category, led by Sportswear, Basketball, Men's Training, and Running. And consumer demand for NIKE remained strong in North America, with Futures growth of 15% on a currency-neutral basis. On a reported basis, North America revenue grew 8%, and EBIT grew 7% due to slightly lower gross margin, partially offset by SG&A leverage.

Western Europe also had a great quarter, with Q1 revenue up 14% on a currency-neutral basis, driven by growth in every territory. These results and our continued momentum in Western Europe reflect our broader and deeper execution of the category offense. Nearly all key categories delivered strong growth, fueled by Sportswear, Basketball, and Running, while Global Football declined due to tough comparisons to higher World Cup revenues in the prior year. On a reported basis, Q1 revenue declined 4% due to weakness in the euro. However, EBIT increased 20%, driven by gross margin expansion and SG&A leverage.

In Central and Eastern Europe, Q1 revenue grew 26% on a currency neutral basis, driven by double-digit growth in every territory except Greece and double-digit growth in nearly every key category. On a reported basis, Q1 revenue grew 2%, reflecting significantly weaker currencies, in particular the ruble and the Turkish Lira. However, EBIT grew 42%, due primarily to strong gross margin expansion and SG&A leverage.

Now turning to China, where revenue grew an impressive 30% for the quarter on both a reported and currency neutral basis. While we are very mindful of the macroeconomic volatility in China, our brand has never been stronger and our marketplace has never been more healthy. We have momentum across nearly all key categories as well as continued strength in our DTC business. EBIT for China grew 51% in Q1, due to very strong revenue growth, gross margin expansion, and SG&A leverage.

In our Emerging Markets geography, Q1 revenue increased 19% on a constant currency basis, as nearly all territories delivered strong growth in the quarter driven by Mexico, SOCO, and Pacific. Nearly every key category grew for the quarter led by Sportswear, Action Sports, and Basketball.

As Trevor discussed in his remarks, Mexico returned to strong growth as result of our efforts to optimize inventory and reset that market. And while revenue was flat in Brazil, our brand is strong and we continue to gain share while also investing to reset that marketplace along the lines of the category offense. On a reported basis, emerging markets revenue increased 3% for the quarter and EBIT rose 65%, reflecting gross margin expansion and SG&A leverage.

At Converse, Q1 revenue grew 3% on a constant currency basis driven primarily by double-digit growth in the U.S., partially offset by declines in certain European countries, primarily the UK. The Converse brand remains strong and was further enhanced by the launch of the Chuck II in the first quarter. However, quarterly year-over-year comparisons will be somewhat uneven as we transition to a more direct operating model outside of the U.S. On a reported basis, Converse revenue declined 3% primarily due to the weaker euro and EBIT decreased 21% for the quarter driven primarily by lower sales in the UK as well as SG&A investments in infrastructure and Converse intellectual property enforcement efforts.

NIKE, Inc. delivered strong financial performance in the first quarter despite significant FX headwinds and we have healthy momentum across our global portfolio. Our outlook for the balance of the year reflects that momentum as well as continued investment in our growth strategies and operational capabilities. Specifically, for Q2, we expect reported Revenue growth at a mid-single-digit rate, generally in line with the growth rate for Q1, reflecting low-teens growth on a currency-neutral basis, largely offset by the impact of the stronger dollar. Our expectations for Q2 revenue also reflect the fact that our Futures growth is more heavily weighted towards the back half of the Futures window. For the full year, our outlook has slightly improved but we continue to expect that reported revenue growth will be squarely within the mid-single-digit range.

We expect gross margin for Q2 to expand by about 25 basis points, reflecting our efforts to expeditiously clear excess inventory in North America and keep the inline channel fresh. For the full year, we continue to expect gross margin to expand by about 50 basis points including our stronger than expected actual performance in Q1, combined with our current expectations for Q2 and the balance of year. For total SG&A, we expect Q2 and the full year to grow at a high-single-digit rate, reflecting continued investments in DTC, consumer-facing digital capabilities and infrastructure as well as key brand events as we lead up to the Euro Champs and the Summer Olympics in Rio.
We continue to anticipate other income will have a more meaningful impact on our fiscal year 2016 results than we have seen historically as a portion of our expected FX hedge gains are reported in this line item. Absent significant changes in FX, we continue to expect other income will be about $50 million for each of the next three quarters. We now expect our effective tax rate will be approximately 22% for the full year, including the lower actual rate in Q1 and an average rate of about 24% for Q2 through Q4.

With that, we'll now open up for questions.

QUESTION AND ANSWER SECTION

Operator: Bob Drbul, Nomura

<Q – Bob Drbul>: I just got a -- I guess, if I'd like to focus on one area, I don't know, Mark or Trevor, could you guys address -- in China, the results were outstanding. There's just been a lot of headline news around the Chinese consumer, China economy, the currency pieces. I was wondering if you could just elaborate a little bit in terms of the puts and takes that you're seeing in the business from a financial perspective and really how you're seeing such strength, great demand with the Futures and the current quarter revenues.

<A – Trevor Edwards>: Yes, Bob, it's a great question. The piece that we continue to look at is the brand in China is extremely strong, and that's the piece that we have known for a while. As we went through the reset strategy, we wanted to be really focused on how to make sure we could drive the business. So we are very mindful of the economic -- the macroeconomic volatility in the marketplace, but we continue to really focus on the things that we can control, which is how we continue to bring excitement to the marketplace and also continue to align the marketplace around our category offense, and we're seeing success from that perspective. So we saw growth in all -- really all key categories from Sportswear, Running to Basketball, we saw it in our wholesale and also in DTC. In DTC -- our business actually grew 46% in DTC. And then in our wholesale partners' accounts, the stores that have been reprofiled, those stores actually continue to outperform the actual entire fleet, increasing both productivity and profitability. So we feel very, very good about the business and we stay really focused on delivering great product into the marketplace and really driving the category offense.

<Q – Bob Drbul>: Great. And I guess just a follow-up question on that. In terms of gauging like industry wholesale inventories, is there -- could you just comment on that a little bit in terms of what you're seeing in the marketplace from -- your own product seems really good in wholesale, but just competitively?

<A – Trevor Edwards>: Yes, and I'll speak to ours. I mean, our -- we have a very healthy position in inventory so we feel good about that. As I said, we continue to really monitor that. And we put a lot of discipline in places we went through the reset, and we continue to employ that discipline across the organization. So we are in good shape.

Operator: Kate McShane, Citigroup Inc.

<Q – Kate McShane >: My first question is on North America inventories. Just wondered if you could give a little bit more detail on the composition of the inventory, elevation by category and by channel? And how long do you expect this to put some pressure on gross profit margins?

<A – Trevor Edwards>: Yes. As I think -- as we discussed in the prepared remarks, the brand, again, in North America is very strong and demand for our products continues to be very strong in the marketplace. What we're working through is the impact of the West Coast port congestion from earlier this year. And what we have done is we've seen the actual flow of product from the port normalize. At the same time, we're working to efficiently clear the excess inventory to keep the in-line channel healthy. And we also put on our own North American distribution center, and we are working to actually put that capacity in place, and that will be fully online. We expect both of those efforts to be complete by the end of Q3, and that's really where we are around it. So again, we continue to feel very confident about the business in North America. And this is obviously a very well-developed market where we have the ability to efficiently clear the inventory.

<A – Mark Parker>: And all I'd add, Kate, is that as we work to expeditiously to clear that inventory, you do see that impacting our Q2 gross margin guidance. That is just a near-term impact.

<Q – Kate McShane >: Okay. Very helpful. My second question is on the supply chain and also a gross margin question. Just with all the investment that you've made into the supply chain and the effort to make the profit more automated with your factory partners, when do you expect to see cost become less of a meaningful offset to gross margin?

<A – Andy Campion>: Yes, Kate, we -- from a supply chain perspective, obviously, our manufacturing revolution initiatives, we believe, will create tremendous value for us over the long term. Those initiatives range from meaningful initiatives that are more evolutionary such as optimizing product costs, reducing waste, getting productivity enhancements through lean. And then as you touched on, automation, to the more revolutionary initiatives like new methods of design and make, and Flyknit is a great example of that. We are beginning to see some of the benefits of those initiatives in margin but it's early stages. We are still very optimistic about those benefits over the long term.

Operator: Omar Saad, Evercore ISI

<Q – Omar Saad>: I wanted to ask a question on SG&A demand creation. I think it was down 6% or 7% this quarter, and I think you were expecting it to be down. I wondered if there's any kind of underlying change in trend or attitude towards demand creation. I know you've got some events coming up. And then broader picture on demand creation investment, SG&A investment, when we take out the currency out of the equation and you look at just the total gross profit dollar growth, is it such a high rate looking forward in the business right now? Is there -- did you -- are there enough -- are there ample investment opportunities to keep the SG&A investment level in line with that revenue and gross profit dollar growth that you're seeing? It just seems like a really big number to keep up with on the investment side.

<A – Andy Campion>: Yes. Omar, I'll hit that question, first, in terms of demand creation. Q1, the biggest driver of what you saw in Q1 was comparisons to the World Cup investment in the prior year. As we have spoken about in the past, there are some dynamics in SG&A across demand creation and operating overhead. That has changed. Those aren't drivers of some of the impact in Q1, that is more along the lines of how we engage with consumers. I think we have spoken to you about that over time that how we engage with consumers now expands into things that fall into that line item, operating overhead. In terms of SG&A, as you know, we look to deliver modest SG&A leverage over the long term. But in any given period, our actual investment may be higher or lower. Our guidance for this year reflects continuing to make investments in consumer engagement that we believe drive great returns from a revenue and margin perspective. One example of that would be in NIKE.com. We're also continuing to make infrastructure investments that we believe are required to support the growth that we're delivering and we're delivering on a consistent basis and, at the same time, enhance the efficiency and effectiveness of our operations. We are also increasing the productivity of our existing resources and infrastructure. So we do see greater productivity going forward and currently from our existing resources. That does add, as you noted, potentially to profit expansion. It also gives us greater capacity to invest strategically.

Operator: Chris Svezia, Susquehanna

<Q – Chris Svezia>: I guess, Andy, a question for you. When you mentioned, with regard to the guidance on the year, about feeling better about the revenue growth rate yet you're still looking for a reported mid-single digit, just maybe you can walk through that. Is it just based on a currency-neutral basis you feel better about the revenue growth? Or just maybe you can walk through that a little bit, even though you're up 9% on the Futures number on a reported basis.

<A – Andy Campion>: Yes, a couple of things. We -- the headline from a revenue perspective is we do see strong demand around the globe. You see that reflected in our Futures. I did note in my remarks and I'll reiterate it that our Futures are weighted more heavily toward the back half of the window. As for our full year expectations, I think I also noted but just to reiterate it, our outlook is slightly improved. It's just that from a reported basis, our guidance is still squarely within that mid-single-digit range.

<Q – Chris Svezia>: Okay. Fair enough. And then I'm curious, Western Europe continues to put up really good performance, and I'm just really want to deep -- go a little bit further into the margin performance, which was really strong even against a tough comparison from last year. I mean, is it just a function of the execution on the category offense, the product, the pricing? Maybe just talk a little bit more about that and maybe the sustainability at that level, if you could.

<A – Kelley Hall>: Chris, are you talking about operating, like EBIT margin?
<Q – Chris Svezia>: Revenue growth a bit, yes, but a little bit of both. Revenue growth and, I guess, more specifically, the operating margin being at that level which we haven't seen in some time and the sustainability around that.

<A – Andy Campion>: Yes. So I'll just jump in there just to say, again, as you pointed out, we are seeing great results out of Western Europe, and it really goes back to the work that we did to reset the marketplace along the line of the category offense. We're seeing great growth in the territories. So whether it's AGS, which is Austria, Germany and Switzerland, Southern Europe, U.K. and Ireland as well as France, all of those territories are performing well. We're also seeing strong growth across the categories from Sportswear, Basketball to Running. So when you look at it from different dimensions, what we are seeing is just strong demand in the marketplace. And then we're also continuing to work with our wholesale partners to deliver the category offense in the marketplace, and that's working real well. So all the dimensions that we're seeing continue to point to just really strong demand, really strong positioning with our consumers, and we've been able to really translate that into the business.

<A – Mark Parker>: I'll just quickly add, we're seeing incredible brand strength to -- across the major cities across Europe. And I think that's helping as well. The products that we've been introducing to the market has resonated. Sell-throughs are strong. Western Europe is a great example of a complete offense. Not just the category offense working but the complete offense. So we really feel good about executing across the categories up and down the price point spectrum and across the major channels as well.

Operator: Robby Ohmes, Bank of America Merrill Lynch

<Q – Robby Ohmes>: Trevor, I was hoping you could talk about the Jordan Brand, maybe remind us how big it is? And then I think the commentary on the new areas for the Jordan Brand is really interesting. Can you give us some insight on what these areas could be, how soon we could see things happening, how that's going to play out for you as partners at retail and in your own stores? Anything you can give us on that would be great.

<A – Trevor Edwards>: Yes. The Jordan Brand continues to be, obviously, a key part of our Basketball strategy. And as you know, we don't actually report specifically the size of the Jordan business today. But what I can say is that we continue to see tremendous success in the marketplace. So this summer in Paris, for example, the team was there, really executing the anniversary of the Jordan business. Michael actually went over there. I think he's going to go over into Shanghai also. So it is a sense of a global phenomenon that we're seeing as really just driving great sell-through and just great demand for the products and the brand. At the same time, we see an opportunity around the Training business, which is -- as I think Mark spoke to, which is we are expanding the business beyond Basketball into the Training segment. And so that's another area that we continue to see opportunity and potential growth around the world

<A – Mark Parker>: Jordan -- I just want to add, Jordan is a tremendous brand globally. It's not just a subset of NIKE Basketball, it is a standalone brand with tremendous potential to resonate beyond Basketball as a category. So it's largely been Basketball-based and that will always be the core of the Jordan Brand. With that, though, we see tremendous opportunity to expand that brand not just here in North America but around the world.

<Q – Robby Ohmes>: Great. And just my second question, the North America apparel growth, what channels are leading your apparel growth in North America? Is DTC accelerating in NIKE apparel? Or is it department stores? I'd just love to get a sense of how you guys are driving such great growth.

<A – Trevor Edwards>: Yes, again, our apparel business continues to strengthen, and we're seeing growth really across different segments within the category offense. So for instance, our Running business continues to be a great growth driver. Our Sportswear business with our Tech Pack products just continue to be really successful. And as you pointed out, we're also seeing great growth to our own DTC doors and also online, which are really just key elements. The other part that we do talk a lot about, which is the women's business, and so you're seeing great growth come from women's business. So again, dimensionally, through the category offense, we are able to really grow our apparel business really across a broad spectrum of the marketplace, but it is driven by our ability to drive a complete offense through the category offense.

Operator: Lindsay Drucker Mann, Goldman Sachs

<Q – Lindsay Drucker Mann>: I wanted to -- I was hoping, as we think about the Olympics ahead, if you guys could sort of put into context how you think about the Olympics as a platform to introduce new products and maybe just give us a historic context for where you had particular success.

<A – Mark Parker>: Well, clearly, the Olympics are a great sport moment for the world but, certainly, for NIKE, this is a global event at this scale. I mean, the Olympics and the World Cup really stand above and beyond all sports events. And for us, they're sort of an opportunity to really bring our best product, our best innovation, our best storytelling out, serve the athletes to the highest level. The expectations I think on NIKE are extraordinarily high as they should be. I think this year we will not disappoint. I feel incredibly confident and excited, frankly, about the innovation pipeline, what's in the works, excited about sharing some of that later in the fiscal year with everyone. But I think this Olympics will be one of the best, if not really the best ever for NIKE. I've never seen an innovation pipeline so full. And we'll be ready. I mean, first and foremost, for the athletes but also the consumer and the shareholder. I think everybody's going to benefit from our performance at the Olympics.

<Q – Lindsay Drucker Mann>: Great. And maybe just a follow-up on pricing. Can you update us on how much pricing you were able to take this quarter and how we should be thinking about your approach to pricing over the next few quarters?

<A – Andy Campion>: Sure. I'll take that one, Lindsay. In the first quarter, we do not report that number at this stage. But in the first quarter, our pricing increases were about what you've seen over the recent quarters. So we continue to see average gross selling price growing in the low to mid-single-digit range. You see that in our Futures, so that is also a proxy for that rate. And the way we think about pricing, I think we start first with the consumer. Our approach is to enhance the price value equation for consumers with innovation, design, inspiration and, increasingly, service that expands that average gross selling price. We have not seen any resistance to that from consumers overall. Certainly, within our broad portfolio, there are greater opportunities than in other areas. But we've seen consumers demonstrate a willingness to trade up for the innovation, design, inspiration and service that we're bringing.

Operator: Michael Binetti, UBS Investment Bank

<Q – Michael Binetti >: I might have missed it, if you -- did you give the comp store sales in North America? And I apologize if I did miss that.

<A – Andy Campion>: I'm not sure that we did, but comp store sales in North America were low single-digits in the quarter.

<Q – Michael Binetti >: Okay. And I'm trying to correlate that, I guess, with a -- I guess, the EBIT margin in the U.S. was a little lower and you talked us through some of the inventory. I'm trying to think if that's related to some of the inventory clearing activities, the slight deceleration in the same-store sales number in North America, and if -- I guess maybe if you think that the EBIT margins are -- will still expand after you guys finish getting the DC up and running and get through some of the West Coast inventory?

<A – Andy Campion>: Yes. I think you definitely -- your inference is correct. The flow of inventory can impact revenue growth at the store level, certainly, in the near term. Obviously, as we work expeditiously, to clear some inventory, that will also impact margin.

<Q – Michael Binetti >: Got it. Okay. And then just a question on -- as we think about your Direct business and your e-commerce business, obviously, it's been a great growth business for you. But if we look -- maybe if you look at a single category, Running or Basketball, just as an example, can you talk a little bit how you balance the strategy there as far as what product you want presented on your own e-commerce site versus what you choose to have presented on your wholesale partner site, even if you think about some of your pinnacle distribution, which is I know a big focus for you on your own sites? How do you think about the difference and what product is best represented where and how we should think about the overlap between the 2?

<A – Trevor Edwards>: Yes. I think -- as we said a number of times, we really view ourselves as being a better retailer so we can be a better wholesale partner. So what we do is we actually drive what we call our integrated marketplace strategy, and that is a sense of working to differentiate the points of distribution through some of our wholesale partners, through some of the concepts that we have with House of Hoops, with Foot Locker or it's the Finish -- the Chelsea collective we're doing with Finish Line. All of those are opportunities for us to provide with the -- sorry, are opportunities for us to provide, really, great different experiences there. When you go online, our business continues to grow really at an accelerated rate. And certainly, we are seeing a dimension of the business, particularly the women's business, is growing at a faster rate than our overall business, and also our men's business. That's really where we really see just tremendous growth, and that's kind of how we differentiate it. It's actually through the concepts that we actually do in the marketplace.

Operator: Jim Duffy, Stifel Nicolaus & Co. Inc.

<Q – Jim Duffy>: Andy, a question for you. The gross margin expansion in overseas regions is impressive given the FX headwinds. Can you talk to some of the factors supporting that? And is pricing a key variable there? Or are there other dynamics behind it?

<A – Andy Campion>: Yes. You're speaking specifically to gross margin or to operating margin?

<Q – Jim Duffy>: Speaking to gross margin in overseas markets. You mentioned in your prepared remarks expansion in Europe, in China and emerging markets. Given the FX headwinds, I find that impressive.

<A – Andy Campion>: Yes. We're actually seeing very common trends. And by trends, I don't mean fleeting, I mean long-term trends across the globe. We're proud of the gross margin expansion that we've delivered consistently over the past several years and we believe that we can sustain those longer term. And that's not only with respect to select markets, that's really a reflection of our strategy. Our strategy is to bring innovation to the product and to be premium, premium overall and premium at every price point. So no, they are not unique factors relative to any particular market. We're continuing to see great demand at these prices, which we feel great about because it's reflective of what we're bringing to the product.

<Q – Jim Duffy>: And to be clear, have you taken any adjustments to prices in overseas markets to try to manage the gross margin?

<A – Andy Campion>: In reaction to what's going on from a foreign exchange perspective, not directly. The way we think about it is we're very well positioned to deliver growth and profitability all-in under a wide range of circumstances, including FX volatility. We have a very sophisticated foreign exchange risk management program and a trading company structure that afford us the time to plan fully and strategically execute the same way we would absent the volatility. It gives us time to do that and to stay on strategy. So not directly related. Of course, in certain inflationary markets, that can have an impact on price. But no, not directly correlated to foreign exchange.

<A – Kelley Hall>: Great. All right. Well, thank you, everyone. I appreciate you joining us on this call, and we'll talk to you next quarter.